Exhibit 4.2

Description of Riverview Financial Corporation’s Common Stock

Unless otherwise indicated or unless the context requires otherwise, all references to “Riverview,” the “Company,” “we,” “us,” “our” or similar references mean Riverview Financial Corporation.

Description of Our Common Stock

General. Under our articles of incorporation, we are authorized to issue up to 20,000,000 shares of common stock, no par value per share (“Voting Common Stock”), 3,000,000 shares of preferred stock, no par value per share (“Preferred Stock”), and 1,348,809 shares of non-voting common stock, no par value per share (“Non-Voting Common Stock”). All outstanding shares of common stock, whether voting or non-voting, have equal rights in terms of dividends, liquidation, preferences and all other features. All of our outstanding shares of common stock are duly authorized, fully paid and nonassessable.

Voting Rights. Generally, the holders of our Voting Common Stock exclusively possess all voting power in the Company, subject to the authority of the board of directors to offer voting rights to the holders of Preferred Stock. Holders of Voting Common Stock are entitled to one vote per share on all matters presented to shareholders. The Non-Voting Common Stock has no voting rights, except as may be required by law under certain circumstances. Shareholders are not entitled to cumulate their votes in the election of directors.

Preemptive Rights. There are no preemptive rights with respect to the Voting Common Stock of Riverview Financial. The holders of Non-Voting Common Stock are generally not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock. Pursuant to an agreement between the Company and the current holder of our Non-Voting Common Stock, the current holder of our Non-Voting Common Stock has the right, so long as it maintains certain stock ownership levels, to purchase additional shares of our capital stock in order to maintain its percentage ownership in our capital stock, in the event we make any public or nonpublic offering or sale of any equity security or convertible or exchangeable debt or hybrid security.

Conversion Rights. The Non-Voting Common Stock is convertible, on a one-for-one basis, into shares of Voting Common Stock, either upon request of the holder of the Non-Voting Common Stock or of Riverview, provided that the holder and its affiliates will not, as a result, own or control a greater percentage of any class of voting securities of Riverview than is permitted by Riverview’s regulators and its board of directors.

Each share of Non-Voting Common Stock automatically converts into one share of Voting Common Stock if transferred: to Riverview; as part of a widely distributed public offering of common stock; as part of an offering that is not a widely distributed public offering of common stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive 2% or more of any class of the outstanding voting securities of Riverview (including pursuant to a related series of transfers); as part of a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; to a transferee that controls more than 50% of the voting securities of Riverview without giving effect to such transfer; or as part of a transaction approved by the Board of Governors of the Federal Reserve System.

The one-for-one conversion ratio of the Non-Voting Common Stock into Voting Common Stock is subject to adjustment due to any division, combination or consolidated, reclassification, reverse stock split or similar transactions increasing or reducing the outstanding common stock. The conversion ratio will be equitably adjusted if the common stock is changed into the same or a different number of shares of any other class or classes of stock, or upon a capital reorganization or merger (other than a subdivision, combination, reclassification or exchange of shares as provided above) so that the holders of Non-Voting Common Stock are able to receive upon conversion the same interest they would have received had they converted into Voting Common Stock prior to such event having occurred.

Dividends. Holders of both Voting Common Stock and Non-Voting Common Stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of funds legally available therefor, subject to the rights of any shares of Preferred Stock at the time outstanding. Both federal and state laws impose restrictions on the ability of Riverview and its subsidiary, Riverview Bank, to pay dividends.

Liquidation. In the event of dissolution, liquidation or winding up of Riverview, holders of the Voting Common Stock and Non-Voting Common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any Preferred Stock then outstanding.

95

Anti-Takeover Provisions in our Articles of Incorporation, Bylaws and Applicable Law

Certain federal and Pennsylvania state laws and regulations and provisions in our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging or making more difficult the acquisition of control over us by means of a hostile tender offer, exchange offer, proxy contest or similar transaction, including the following.

Board of Directors. Shareholders seeking to nominate directors must follow certain procedures and provide certain information as set forth in our bylaws. To qualify to serve as a director of Riverview, a candidate (i) may not have attained the age of 70 on or before the annual meeting at which directors are to be elected; and (ii) must beneficially own no less than 2,000 shares of Riverview’s common stock (except for the initial directors of Riverview).

Riverview’s board of directors is divided into three classes, and the terms of each class are staggered. The members of each class are elected for a term of three years and only one class of directors is elected annually. Shareholders may not exercise cumulative voting rights in the election of directors. Thus, it would take at least two annual elections to replace a majority of the board of directors.

Restrictions on Call of Special Meetings. Special meetings of the shareholders may be called only by (i) our chief executive officer, (ii) the Executive Committee of the board of directors, or (iii) by resolution of the board of directors. Special meetings may not be called by shareholders.

Amendments to Bylaws. Our bylaws may be altered, amended or repealed by the affirmative vote of at least 60% of the whole number of our directors, subject, however, to the power of the shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of not less than 70% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

Amendments to Articles of Incorporation. Under the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), an amendment to a company’s articles of incorporation requires the approval of its board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Our articles of incorporation provide that certain articles may not be amended except upon the approval of the affirmative vote of the holders of at least 70% of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote as required by law. Such articles include those governing the composition of the board of directors; cumulative voting rights; preemptive rights; consideration and approval of a merger, share exchange or transfer of assets; limited liability of directors; action and meetings of shareholders; and amendment of the articles of incorporation. Notwithstanding the foregoing, if at least 70% of the members of our board of directors who have been in office for at least one year at the time of proposal of the amendment approve the amendment at a duly called and held meeting of the board of directors, the amendment will only require such shareholder approval as is specified by the applicable provisions of the PBCL (i.e., a majority of the votes cast by shareholders). Any amendment to our articles of incorporation, other than an amendment to the specific articles noted above, may be approved pursuant to the applicable provisions of the PBCL.

Certain Business Combinations. Under our articles of incorporation, the affirmative vote of at least 70% of our outstanding shares (or such greater vote as required by law) is required to approve any: (a) merger or consolidation of Riverview with or into any other corporation, person or entity (collectively, a “Person”) pursuant to which the approval of our shareholders would be required under the PBCL; (b) share exchange in which a Person acquires the issued and outstanding shares of our capital stock pursuant to a vote of shareholders; (c) sale, lease, exchange or other transfer of all, or substantially all, of the assets of Riverview to any other Person; or (d) transaction similar to, or having a similar effect as, any of the foregoing transactions. Such shareholder approval, however, is not required for any transaction that is approved in advance by 70% of the members of our board of directors who have been in office for at least one year at a meeting duly called and held, in which case shareholder approval of any such transaction is required to be obtained in accordance with the applicable provisions of the PBCL (i.e., a majority of the votes cast).

Evaluation of Opportunities. The Company’s articles of incorporation provide that the board of directors may, in discharging its duties and considering the best interests of the Company, consider any pertinent factors, including the effect of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the Company, and upon communities in which offices or other establishments of the Company are located; the short-term and long-term interests of the Company, including the possibility that these interests may be best served by the continued independence of the Company; and the resources, intent and conduct of any person seeking to acquire control of the Company.

96

Ability to Issue Additional Shares of Capital Stock. All of our Preferred Stock and a substantial amount of our common stock are authorized but unissued and not reserved for any particular purpose. The board of directors may issue shares of authorized common stock or Preferred Stock without shareholder approval, except as required by Nasdaq rules with respect to the issuance of shares in a number that is greater than 20% of then-outstanding shares. If our board of directors decides to issue shares of capital stock to persons friendly to current management, this could render more difficult or discourage an attempt to obtain control of Riverview by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Riverview, including dilution through a shareholder rights plan of the type commonly known as a “poison pill,” which the board of directors could adopt without a shareholder vote. Our board of directors could also issue shares of our Preferred Stock having voting rights that adversely affect the voting power of holders of our common stock, which could have the effect of delaying, deferring or impeding a change in control of Riverview.

Pennsylvania Law. Riverview is a “registered corporation” under Pennsylvania law, subjecting it to several statutory provisions that are anti-takeover in nature unless we amend our articles of incorporation and bylaws to opt out of these provisions. Specifically, shareholders who own 20% or more of the outstanding shares of Voting Common Stock (“Controlling Shares”) (i) may be required to pay all shareholders the “fair value” of their shares, determined by reference to the highest price paid for the Controlling Shares, (ii) may not engage in a business combination with Riverview except with required board and shareholder approval and provided that the transaction meets required minimum amount and type of consideration requirements, (iii) may require shareholder approval to vote acquired shares above each of the 20%, 33 1/3% and 50% levels of ownership of Voting Common Stock, and (iv) may be required to disgorge profit realized from the disposition of any of our securities within 18 months after obtaining status of having Controlling Shares if the security was acquired within 24 months before, or 18 months after, obtaining that status.

Other provisions of Pennsylvania law that apply to Riverview due to its status as a registered corporation include provisions that allow us to restrict the calling of special meetings by shareholders, amend bylaws without shareholder action, permit shareholders to act by less than unanimous consent, vary the number of votes of directors, and not produce a shareholders list at our shareholder meetings.

Federal Law. Under the federal Change in Bank Control Act, a notice must be submitted to the Board of Governors of the Federal Reserve System if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a bank holding company or depository institution or as otherwise defined by the Board of Governors of the Federal Reserve System. Under the Change in Bank Control Act, the Board of Governors of the Federal Reserve System has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.

97